UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 16, 2006

ENTERCOM COMMUNICATIONS CORP.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-14461	23-1701044
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

401 City Avenue, Suite 809
Bala Cynwyd, Pennsylvania		19004
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (610) 660-5610

(Former Address of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 23, 2006, the Board of Directors of Entercom Communications Corp. (the “Company”) adopted, subject to shareholder approval, an amendment to the Entercom Equity Compensation Plan (the “Plan”). At the Annual Meeting of Shareholders of the Company held on May 16, 2006, the shareholders approved the amendment to the Plan.

The amendment permits the Company to affect a one time option exchange program (the “Program”). Under the Program, the Company may offer Company employees and non-employee directors a one-time opportunity to exchange all of their outstanding stock options, with exercise prices equal to or greater than $40.00 per share (“Eligible Options”), for a lesser number of shares of restricted Class A Common stock of the Company (“New Shares”). The New Shares would be granted promptly following the expiration of a tender offer to be made to holders of Eligible Options. The exchange ratio under the Program will be fifteen-to-one, meaning that for each fifteen Eligible Options surrendered the holder will receive one New Share.

The Plan is filed as Exhibit 10.01 to this Current Report on Form 8-K.

Item 5.02(d). Election of Directors

At the Annual Meeting of Shareholders of Entercom Communications Corp. (the “Company”), held on May 16, 2006, David J. Berkman and Daniel E. Gold were each elected as a Class A director of the Company. In addition, Joseph M. Field, David J. Field, John C. Donlevie, Edward H. West and Robert S. Wiesenthal were each elected as a director of the Company.

At the annual meeting of the Board of Directors immediately following the Annual Meeting of Shareholders, the Board of Directors approved the following committee assignments:

Audit Committee:	Edward H. West, Chairman;
David J. Berkman; and
Daniel E. Gold.

Compensation Committee:	David J. Berkman, Chairman;
Edward H. West; and
Robert S. Wiesenthal.

Nominating / Corporate Governance Committee:	Daniel E. Gold, Chairman;
David J. Berkman; and
Robert S. Wiesenthal.

Executive Committee:	Joseph M. Field, Chairman;
David J. Field; and
David J. Berkman.

Item 9.01. Exhibits

(c)	Exhibits

The following exhibits are part of this Current Report on Form 8-K:

Exhibit No.	Title

10.01	Entercom Equity Compensation Plan, as amended

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entercom Communications Corp.

	By:	/s/ Stephen F. Fisher
Stephen F. Fisher
Executive Vice President and
Chief Financial Officer

Dated: May 18, 2005

EXHIBIT INDEX

Exhibit No.	Title

10.01	Entercom Equity Compensation Plan, as amended.